SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 11, 2001

CYGNUS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-18962	94-2978092
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Penobscot Drive, Redwood City, California	94063-4719
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 369-4300

Not Applicable
(Former name or former address, if changed since last report)

Item 5. Other Events.

             On September 11, 2001, Cygnus, Inc. issued a press release, the text of which is attached hereto as Exhibit 99.1, announcing that it has been awarded a Phase II Small Business Innovative Research (SBIR) grant from the National Institute of Diabetes and Digestive and Kidney Diseases of the National Institutes of Health (NIH) in the amount of approximately $750,000.  Also, the Company announced that the United States Patent and Trademark Office recently issued seven patents relating to Cygnus’ glucose monitoring systems, including the GlucoWatch® biographer.

Item 7. Financial Statements and Exhibits.

             (c)         Exhibits.

             Exhibit Number

99.1      Press Release by Cygnus, Inc. dated September 11, 2001 referred to in Item 5 above.

SIGNATURES

             Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYGNUS, INC.

Date:	September 12, 2001	By:	/s/ Barbara G. McClung
Barbara G. McClung
Senior Vice President
and General Counsel

EXHIBIT 99.1

For Additional Information:
Corporate Communications, Cygnus
(650) 369-4300	www.cygn.com

FOR IMMEDIATE RELEASE

Cygnus Receives $750,000 Grant
From the National Institute of Diabetes and Digestive and Kidney Diseases
To Advance Research on Biosensors
Cygnus Receives Seven Additional U.S. Patents Relating to Glucose Monitoring

Redwood City, CA – September 11, 2001 – Cygnus, Inc. (Nasdaq: CYGN) today announced that it has been awarded a Phase II Small Business Innovative Research (SBIR) grant from the National Institute of Diabetes and Digestive and Kidney Diseases of the National Institutes of Health (NIH). In November 2000, Cygnus announced the receipt of a related Phase I SBIR grant, which had a term of six months. Cygnus received approximately $100,000 for the Phase I study. The Phase II study has a term of two years, and the funding level is just under $750, 000. The focus of the activity will include researching and formulating thick film screen printing inks that can improve biosensors.

"Cygnus is an innovator and pioneer in developing sophisticated biosensor technology, which is at the heart of our GlucoWatch® Biographer device. This grant funding will allow us to push the technology's boundaries even further, with a goal of enhanced functionality and user-friendliness of future GlucoWatch Biographer products,” stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus, Inc. “We are also pleased to announce the receipt of seven new U.S. patents that expand our portfolio of protection for important Cygnus technologies."

Cygnus has received a total of seven U.S. patents so far in 2001 relating to glucose monitoring: (1) U.S. 6,284,126, “Electrode with Improved Signal to Noise Ratio,” issued on September 4, 2001; (2) U.S. 6,272,364, "Method and Device for Predicting Physiological Values," issued on August 7, 2001; (3) U.S. 6,233,471, "Signal Processing for Measurement of Physiological Analytes," issued on May 15, 2001; (4) U.S. 6,201,979, "Chemical Signal-Impermeable Mask," issued on March 13, 2001; (5) U.S. Des. 438,807, "Cover for Quality Control Testing of an Iontophoretic Sampling System," issued on March 13, 2001; (6) U.S. Des. 437,603, "Device for the Application of Mechanical Force to a Gel/Sensor Assembly," issued on February 13, 2001; and (7) U.S. 6,180,416, "Method and Device for Predicting Physiological Values," issued on January 20, 2001. These patents are assigned to Cygnus, Inc. and, with the inclusion of these patents, Cygnus has a total of 16 U.S. patents relating to frequent and automatic glucose monitoring, in addition to numerous foreign patents and U.S. and foreign patent applications pending.

The GlucoWatch Biographer differs from conventional blood glucose testing devices in several ways. It automatically and non-invasively measures glucose collected through the skin, not from blood, and displays glucose levels as often as every twenty minutes, for up to twelve hours. It also creates an “electronic diary,” storing up to 4,000 values that can be reviewed at the touch of a button. In addition, users can set personal glucose alert levels so that an alarm sounds if readings are too high or too low, or if readings decline rapidly.  The GlucoWatch Biographer is not intended to replace the common “finger-stick” testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide more complete, ongoing information about glucose levels.

Cygnus, Inc. is engaged in the development and manufacture of diagnostic medical devices, utilizing proprietary technologies to satisfy unmet medical needs cost-effectively. The first such device is a frequent, automatic and non-invasive glucose monitoring device, the GlucoWatch Biographer. On March 22, 2001, Cygnus received approval from the FDA to market and commercially distribute its GlucoWatch Biographer in the United States as a prescription device for adults (18 years and older).

More information about Cygnus can be found at the corporate web site: http://www.cygn.com. Additional information about the GlucoWatch Biographer can be obtained by calling the Company's toll free number, 866-GLWATCH, or by visiting http://www.glucowatch.com.

Some of the statements in this news release, including in the documents incorporated by reference, are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about the Company’s plans, objectives, expectations, intentions and assumptions and other statements contained in this report, including in the documents incorporated by reference, that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about the Company’s ability to manufacture and scale-up commercially the GlucoWatch Biographer and AutoSensor, plans for manufacturing changes through the PMA supplement process, plans for commercialization alliances, the Company’s ability to achieve market acceptance of the GlucoWatch Biographer, and plans for future products. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. The Company refers you to the documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause the Company’s actual results to differ from the Company’s current expectations and any forward-looking statements contained in this news release. "GlucoWatch" is a registered trademark of Cygnus, Inc.

END